Exhibit 10.1
PRECISION OPTICS CORPORATION
22 EAST BROADWAY
GARDNER, MASSACHUSETTS 01440-3338
Telephone 978 / 630-1800
Telefax 978 / 630-1487

POC26-0287
September 15, 2006
Michael T. Pieniazek
13 Rutland Terrace
Worcester, Massachusetts 01609	Confidential

Dear Mr. Pieniazek:	Sent by: E-mail: mtpieniazek@yahoo.com

I am pleased to offer you the position of Vice President and Chief Financial Officer of Precision Optics Corporation, reporting directly to me, President and Chief Executive Officer and Joseph N. Forkey, Executive Vice President and Chief Scientific Officer.

If you accept our offer, we would like you to start as soon as your schedule permits. This position is scheduled to be on a five-day per two-week basis with flexibility as required by commitments and as worked out with your supervisors. Annual work days to be 130 work days. Your initial salary will be at the rate of $62,500 per year, less applicable deductions, payable in accordance with the regular payroll practices of the Company. Any days worked beyond the nominal 5 days or 40 hours per two-week period must be approved in advance by company management and will be at a daily rate of $480 per day. Five vacation days and six holidays will be paid per year for an aggregate of 11 paid absences per year. At the end of a 90-day period, a performance appraisal will be prepared and discussed with you.

Employee stock options are granted at the discretion of management and are subject to all applicable Government regulations. You will receive an initial stock option grant for 125,000 shares of common stock vested over 5 years in 6 equal installments beginning on your day of hire and continuing annually on the anniversary date. These stock options will be priced as of the closing price on your day of hire.

During your employment, you will be eligible to participate in general on a pro rata basis in all benefit plans made available by the Company from time to time to employees generally, subject to plan terms and generally applicable Company policies.

We currently have a tuition reimbursement plan, an excellent medical insurance package including Blue Cross/Blue Shield Blue Care Elect Preferred Value Plus or an HMO Blue New England, life insurance at one times your salary (to a maximum of $120,000), short and long term disability, and dental insurance. The Company currently pays 80% of the premium for insurance and the employee pays the remaining 20% in pre-tax dollars (except for disability insurance which is post tax dollars). This percentage split of costs may fluctuate as insurance costs, which are wholly unpredictable, fluctuate. In addition, you will be given the opportunity to participate in our 401(k) savings plan. Please note that employees earn vacation hours and holiday hours at pro rata by percent of base of 40 hour work week, the rate of full-time employees, and must work a minimum of 20 hours per week to be eligible for the Company’s full insurance benefits.

Michael T. Pieniazek	POC26-0287

The Company is committed to providing a drug-free workplace and has established a drug-free workplace policy. All employees are required to strictly abide by this policy as a condition of employment.

You will be expected to devote your full business time and efforts for the nominal five-day per two-week basis to the performance of your duties and responsibilities for the Company, and to abide by all Company policies and procedures, as in effect from time to time. As Chief Financial Officer, your overall responsibilities will include all activities related to all nominal CFO responsibilities of a publicly held, Nasdaq traded corporation including full small business “Sarbanes Oxley” requirements. This will include close interaction with our attorneys and outside independent public accountants. Further responsibilities include normal day-to-day support to management in financial and administrative policies of company operations, and other such duties as you may be assigned from time to time.

As a condition of your employment, you will be required to execute the Company's standard "Employee Proprietary Information Agreement".

Please note that this letter and your response are not meant to constitute a contract of employment for a specific term. This means that, if you accept this offer, you will retain the right to terminate your employment at any time and that the Company will retain a similar right. We do ask, however, that you give two weeks' written notice if you decide to resign. The Company will give you comparable notice, or pay in lieu of notice, if it initiates termination.

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter.

We are delighted with the prospects of your joining Precision Optics Corporation and look forward to your contributions.

Sincerely yours,

/s/ Richard E. Forkey
Richard E. Forkey
Chairman and Chief Executive Officer

REF:pg

Acceptance

I, Michael T. Pieniazek, hereby accept the offer of employment as herein stated. My start date will be September 15, 2006.

Signature: /s/ Michael T. Pieniazek

Date: September 15, 2006